Exhibit 99.1

For Immediate Release

Jonathan Peisner

Vice President and Treasurer

(317) 249-4390

jonathan.peisner@karauctionservices.com

KAR Auction Services, Inc. Reports First Quarter 2011 Results

Carmel, IN, May 3, 2011 — KAR Auction Services, Inc. (NYSE: KAR), today reported financial results for the quarter ended March 31, 2011. For the first quarter of 2011, the company reported revenue of $482.7 million as compared with first quarter 2010 revenue of $458.4 million, an increase of 5%. Adjusted EBITDA for the first quarter of 2011 was $127.3 million as compared with first quarter 2010 Adjusted EBITDA of $120.1 million, an increase of 6%. Net income for the first quarter of 2011 was $39.8 million, or $0.29 per diluted share, as compared with net income of $8.1 million, or $0.06 per diluted share, in the first quarter of 2010. As shown in the attached reconciliation table, adjusted net income per share for the first quarter of 2011 was $0.41 versus adjusted net income per share of $0.29 for the first quarter of 2010. During the first quarter of 2011, the company’s effective tax rate benefited from the reversal of $14.4 million in tax reserves. Excluding the impact of this item, the company’s effective tax rate for the quarter ended March 31, 2011 would have been 37.9%.

2011 Outlook

KAR Auction Services, Inc. continues to expect 2011 Adjusted EBITDA of approximately $500 million, net income per share of $0.75 - $0.80 and adjusted net income per share of $1.20 - $1.25. Adjusted net income per share represents GAAP net income per diluted share excluding excess depreciation and amortization and stock-based compensation, both resulting from the 2007 merger, net of taxes. Additionally, the company continues to expect its 2011 effective tax rate to be approximately 30% and its capital expenditures to be approximately $80 million.

Earnings Conference Call Information

KAR Auction Services, Inc. will be hosting an earnings conference call and webcast on Wednesday, May 4th, 2011 at 11:00 a.m. EDT (10:00 am CDT). The call will be hosted by KAR Auction Services, Inc.’s Chief Executive Officer, Jim Hallett and Executive Vice President and Chief Financial Officer, Eric Loughmiller. The conference call may be accessed by calling 1-888-339-3543 and entering participant passcode 2510093, while the live web cast will be available at the investor relations section of www.karauctionservices.com. Supplemental financial information for KAR Auction Services’ first quarter 2011 results is available at the investor relations section of www.karauctionservices.com under the financial postings page.

A replay of the call will be available for two weeks via telephone starting approximately 30 minutes after the completion of the call. The replay may be accessed by calling 1-888-203-1112 and entering pass code 2510093. The archive of the web cast will also be available following the call and will be available at the investor relations section of www.karauctionservices.com for a limited time.

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About KAR Auction Services, Inc.

KAR Auction Services, Inc. (NYSE: KAR) is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 70 used vehicle sites, Insurance Auto Auctions, Inc., (“IAAI”) a leading salvage auto auction company whose operations span North America with 159 sites and Automotive Finance Corporation (“AFC”), a leading provider of floorplan financing to independent and franchised used vehicle dealers with 88 sites across North America. For further information on KAR Auction Services, Inc., ADESA, Inc., Insurance Auto Auctions, Inc. or Automotive Finance Corporation, visit the company’s Web site at www.karauctionservices.com.

Forward Looking Statements

Certain statements contained in this release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. The Company does not undertake any obligation to update any forward-looking statements.

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KAR Auction Services, Inc.

Condensed Consolidated Statements of Income

(In millions) (Unaudited)

	Three Months Ended March 31,
	2011	2010
Operating revenues
ADESA Auction Services	$268.3	$273.6
IAAI Salvage Services	175.9	158.8
AFC	38.5	26.0

Total operating revenues	482.7	458.4

Operating expenses
Cost of services (exclusive of depreciation and amortization)	263.1	256.0
Selling, general and administrative	102.1	95.0
Depreciation and amortization	44.1	43.3

Total operating expenses	409.3	394.3

Operating profit	73.4	64.1

Interest expense	33.2	34.9
Other income, net	(0.6)	(2.9)
Loss on extinguishment of debt	—	25.3

Income before income taxes	40.8	6.8

Income taxes	1.0	(1.3)

Net income	$39.8	$8.1

Net income per share – basic and diluted	$0.29	$0.06

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KAR Auction Services, Inc.

Condensed Consolidated Balance Sheets

(In millions) (Unaudited)

	March 31, 2011	December 31, 2010

Cash and cash equivalents	$242.3	$119.1
Restricted cash	5.8	8.6
Trade receivables, net of allowances	405.0	271.9
Finance receivables, net of allowances	132.6	126.2
Finance receivables securitized, net of allowances	604.6	635.7
Other current assets	89.4	93.2

Total current assets	1,479.7	1,254.7

Goodwill	1,556.1	1,554.1
Customer relationships, net of accumulated amortization	697.4	712.6
Intangible and other assets	322.2	323.1
Property and equipment, net of accumulated depreciation	679.2	680.5

Total assets	$4,734.6	$4,525.0

Current liabilities, excluding current maturities of debt and obligations collateralized by finance receivables	$641.7	$446.7
Obligations collateralized by finance receivables	492.1	520.1
Current maturities of debt	—	—

Total current liabilities	1,133.8	966.8

Long-term debt	1,875.7	1,875.7
Other non-current liabilities	422.2	437.9
Stockholders’ equity	1,302.9	1,244.6

Total liabilities and stockholders’ equity	$4,734.6	$4,525.0

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KAR Auction Services, Inc.

EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA as presented herein, are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP or as substitutes for cash flow from operating activities as measures of our liquidity.

EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses Adjusted EBITDA to evaluate our performance and to evaluate results relative to incentive compensation targets. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended March 31,
(Dollars in millions), (Unaudited)	2011	2010

Net income	$39.8	$8.1
Add back:
Income taxes	1.0	(1.3)
Interest expense, net of interest income	33.2	34.9
Depreciation and amortization	44.1	43.3

EBITDA	118.1	85.0
Adjustments	9.2	35.1

Adjusted EBITDA	$127.3	$120.1

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KAR Auction Services, Inc.

Adjusted Net Income and Adjusted Net Income Per Share

Adjusted Net Income and Adjusted Net Income Per Share

The revaluation of certain assets of the company, and resultant increase in depreciation and amortization expense which resulted from the 2007 merger, as well as stock-based compensation expense incurred in connection with service and exit options tied to the 2007 merger, have had a continuing effect on our reported results. Non-GAAP measures of adjusted net income and adjusted net income per share, in the opinion of the company, provide comparability to other companies that may have not incurred these types of non-cash expenses. In addition, in the first quarter of 2010, we recorded a charge representing the net premiums paid related to the repurchase of the 10% senior subordinated notes, the write-off of certain unamortized debt issuance costs related to the repurchase of the 10% senior subordinated notes and certain expenses associated with the corresponding tender offer.

The following table reconciles adjusted net income and adjusted net income per share to net income and net income per share for the periods presented:

	Three Months Ended March 31,
(In millions, except per share amounts)	2011	2010

Net income	$39.8	$8.1
Loss on extinguishment of debt, net of tax (1)	—	15.7
Stepped up depreciation and amortization expense, net of tax (2)	9.9	10.8
Stock-based compensation, net of tax (3)	6.1	5.2

Adjusted net income	$55.8	$39.8

Net income per share – diluted	$0.29	$0.06
Loss on extinguishment of debt, net of tax	—	0.11
Stepped up depreciation and amortization expense, net of tax	0.07	0.08
Stock-based compensation, net of tax	0.05	0.04

Adjusted net income per share	$0.41	$0.29

Weighted average diluted shares	137.1	136.0

(1)	There was a loss on extinguishment of debt of $25.3 million ($15.7 million net of tax) incurred in the first quarter 2010.
(2)	Increased depreciation and amortization expense was $15.7 million ($9.9 million net of tax) and $17.3 million ($10.8 million net of tax) for the three months ended March 31, 2011 and 2010.
(3)	Stock-based compensation resulting from the 2007 merger was $7.7 million ($6.1 million net of tax) and $6.8 million ($5.2 million net of tax) for the three months ended March 31, 2011 and 2010.

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Non-GAAP Financial Measures

The company provides historical and forward-looking non-GAAP measures called EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes stock-based compensation under certain equity grants related to the 2007 merger, increased depreciation and amortization expense that resulted from the 2007 revaluation of the company’s assets, as well as one-time charges, net of taxes.

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